UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2013

CHS Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Minnesota	0-50150	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000
Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 24, 2013, CHS Inc. (the “Company”) entered into a Pre-Export Credit Agreement (the “Pre-Export Credit Agreement”) by and among its wholly-owned Brazilian subsidiary, CHS Agronegocio Industria e Comercio Ltda. (“CHS Agronegocio”), as borrower, the Company, as guarantor, Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”), as administrative agent, Crédit Agricole and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as joint lead arrangers and joint bookrunners, and the syndication parties thereto from time to time (the “Syndication Parties”). The Pre-Export Credit Agreement consists of a three-year committed revolving credit facility in the amount of $250,000,000. Borrowings under the Pre-Export Credit Agreement must be repaid by the earlier of (1) the first anniversary of the date on which the particular borrowing was made and (2) the third anniversary of satisfaction of all closing conditions (expected to be October 3, 2016). Borrowings under the Pre-Export Credit Facility are unsecured, but are unconditionally guaranteed by the Company.

Borrowings under the Pre-Export Credit Agreement will bear interest at a rate per annum equal to the LIBO Rate (as defined in the Pre-Export Credit Agreement) plus an applicable margin of between 1.25% and 1.75% (based on the Company's leverage ratio).

The proceeds of the loans under the Pre-Export Credit Agreement will be used by CHS Agronegocio to fund the costs of producing and selling agricultural products and for other working capital and general corporate purposes. The funds used to repay borrowings and interest under the Pre-Export Credit Agreement will primarily come directly from the proceeds of CHS Argonegocio's sales of agricultural products to the Company, its consolidated subsidiaries and certain other parties designated by CHS Agronegocio pursuant to the terms of the Pre-Export Credit Agreement, in each case that are located in a country other than Brazil (collectively, the “Eligible Off-takers”). Pursuant to the terms of the Pre-Export Credit Agreement, the ratio of (1) the aggregate amount payable to CHS Agronegocio by Eligible Off-takers pursuant to agreements to purchase agricultural products from CHS Agronegocio associated with a borrowing under the Pre-Export Credit Agreement and (2) all amounts outstanding under the Pre-Export Credit Agreement in respect of principal of and interest and fees on that borrowing, may not be less than 1.0:1.0.

The Pre-Export Credit Agreement contains customary representations and warranties and covenants, including, without limitation, financial covenants (1) to maintain at all times and measured as of the end of each fiscal quarter, a consolidated net worth of the Company equal to or greater than $2,500,000,000, (2) to have at all times and measured as of the end of each fiscal quarter, a ratio of the Company's consolidated funded debt divided by the Company's consolidated cash flow, as measured on the previous consecutive four fiscal quarters, of no greater than 3.00 to 1.00 and (3) to not permit the ratio of the Company's adjusted consolidated funded debt to adjusted consolidated equity to exceed at any time 0.80 to 1.00. The Pre-Export Credit Facility also restricts CHS Agronegocio and the Company from creating, incurring, assuming or permitting to exist any Priority Debt (as defined in the Pre-Export Credit Agreement) if after giving effect thereto the aggregate outstanding principal amount of all Priority Debt would exceed 20% of the Company's consolidated net worth at the time of such creation, issuance, incurrence or assumption. In addition, the Pre-Export Credit Agreement includes customary events of default, including, without limitation, cross-defaults relating to other indebtedness. The occurrence of an event of default will, at the option of the administrative agent under the Pre-Export Agreement, or at the direction of the Required Lenders, result in the entire debt under the Pre-Export Agreement becoming immediately due and payable. The occurrence of certain events of default involving the insolvency or bankruptcy of CHS Agronegocio or the Company will result in the entire debt under the Pre-Export Credit Agreement becoming immediately due and payable without any action by or on behalf of the administrative agent under the Pre-Export Credit Agreement.

Crédit Agricole, certain affiliates of Merrill Lynch, certain Syndication Parties and certain affiliates of the Syndication Parties are also parties to one or more of the Company's other outstanding credit facilities. In addition, Crédit Agricole, Merrill Lynch, certain Syndication Parties and their respective affiliates have from time to time engaged, and in the future may engage, in various financial advisory and investment banking transactions with, and provide services to, the Company and its subsidiaries in the ordinary course of business for which they received or will receive customary fees and expenses.

The foregoing description of the Pre-Export Credit Agreement is only a summary and is qualified in its entirety be reference to the full text of the Pre-Export Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03. As of the date of the Pre-Export Credit Agreement, [no amount] had been drawn under the Pre-Export Credit Agreement.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1
Pre-Export Credit Agreement, dated as of September 24, 2013, by and between CHS Agronegocio Industria e Comercio Ltda., as borrower, CHS Inc., as guarantor, Crédit Agricole Corporate and Investment Bank, as administrative agent, Crédit Agricole Corporate and Investment Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, and the syndication parties thereto from time to time

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

October 2, 2013	By:	/s/ Lisa A. Zell

Name: Lisa A. Zell
Title: Executive Vice President and General Counsel